EXHIBIT 99.1(5)(a)


FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

[LOGO]

PACIFIC LIFE
INSURANCE COMPANY
700 Newport Center Drive
NEWPORT BEACH, CA 92660


FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY




 . ADJUSTABLE FACE AMOUNT
 . BENEFITS VARY BASED ON INVESTMENT EXPERIENCE
 . NON-PARTICIPATING

Form P98-52


READ YOUR POLICY CAREFULLY. This is a legal contract between you, the Owner, and us, Pacific Life Insurance Company, a stock insurance company. We agree to pay the benefits of this policy according to its provisions. The consideration for this policy is the application for it, a copy of which is attached, and payment of the premiums.

VARIABLE ACCOUNT CASH SURRENDER VALUES MAY INCREASE OR DECREASE DEPENDING UPON VARIABLE ACCOUNT INVESTMENT EXPERIENCE, SUBJECT TO ANY MINIMUM GUARANTEES.
THERE IS NO GUARANTEED VARIABLE ACCOUNT CASH SURRENDER VALUE. POLICY LOAN VALUE IS LESS THAN ONE HUNDRED PERCENT (100%) OF THE POLICY'S CASH SURRENDER VALUE.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING UPON INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNTS.

FREE LOOK RIGHT You may return this policy within 10 days after you receive it. To do so, deliver or mail it to us or to our agent. This policy will then be deemed void from the beginning and we will refund the premiums paid.

Signed at our Home Office, 700 Newport Center Drive, Newport Beach, California 92660.

                        PACIFIC LIFE INSURANCE COMPANY

/s/ Thomas C. Sutton                       /s/ Audrey L. Milfa
CHAIRMAN AND CHIEF EXECUTIVE OFFICER       SECRETARY


[REPLACES FREE LOOK RIGHT ON COVER FOR RETURN OF CASH VALUE STATES:
FREE LOOK RIGHT YOU MAY RETURN THIS POLICY WITHIN 10 DAYS AFTER YOU RECEIVE IT. TO DO SO, DELIVER OR MAIL IT TO US OR TO OUR AGENT. THIS POLICY WILL THEN BE DEEMED VOID FROM THE BEGINNING AND WE WILL REFUND:

 .  ANY PREMIUM LOAD DEDUCTED FROM PREMIUMS RECEIVED; PLUS
 .  ANY NET PREMIUM ALLOCATED TO THE FIXED OPTIONS; PLUS
 .  THE ACCUMULATED VALUE IN THE VARIABLE ACCOUNTS AS OF THE END OF THE VALUATION
   PERIOD IN WHICH PACIFIC LIFE RECEIVES THE POLICY; PLUS
 .  ANY POLICY CHARGES AND FEES DEDUCTED FROM THE VARIABLE ACCOUNTS.]

                          GUIDE TO POLICY PROVISIONS

POLICY SPECIFICATIONS...............   3
DEFINITIONS.........................   5
PREMIUMS............................   6
DEATH BENEFIT.......................   7
ACCUMULATED VALUE...................  10
TRANSFERS...........................  13
SURRENDER AND WITHDRAWAL OF VALUES..  14
TIMING OF PAYMENTS AND TRANSFERS....  15
INCOME BENEFITS.....................  15
POLICY LOANS........................  16
SEPARATE ACCOUNT PROVISIONS.........  17
SUBSTITUTION OF INSURED.............  18
GENERAL PROVISIONS..................  18
INDEX...............................  21

                             (BACK OF FRONT COVER)

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS


BASIC POLICY:       FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

PREMIUMS:    PLANNED PERIODIC PREMIUM PAYMENT  =   $ 1,492.97
             GUIDELINE SINGLE PREMIUM          =   $16,682.46
             GUIDELINE LEVEL PREMIUM           =   $ 1,492.97

DEATH BENEFIT QUALIFICATION TEST:        GUIDELINE PREMIUM TEST
          (THIS ELECTION IS IRREVOCABLE FOR THE LIFE OF THE CONTRACT)

DEATH BENEFIT OPTION:         A

ACCOUNT ALLOCATIONS AVAILABLE:

[MONEY MARKET]            [HIGH YIELD BOND]        [EMERGING MARKETS]
[GOVERNMENT SECURITIES]   [MULTI-STRATEGY]         [AGGRESSIVE EQUITY]
[EQUITY INDEX]            [GROWTH]                 [BOND AND INCOME]
[GROWTH LT]               [MANAGED BOND]           [FIXED]
[INTERNATIONAL]           [EQUITY]                 [FIXED LT]
[EQUITY INCOME]



INTEREST ON THE FIXED OPTIONS IS GUARANTEED TO BE NOT LESS THAN 3.00% ANNUALLY. IN ADDITION, ANY EXCESS INTEREST DECLARED BY US WILL BE GUARANTEED FOR ONE YEAR.

PREMIUM LOAD: FOR EACH PREMIUM PAID THERE IS A PREMIUM LOAD THAT CONSISTS OF A SALES LOAD OF 2.50% PLUS A CHARGE OF 2.35% FOR CERTAIN STATE AND LOCAL PREMIUM TAXES PLUS A CHARGE OF 1.50% FOR CERTAIN FEDERAL TAXES. REFER TO CONTRACT FOR DETAILS.

ADMINISTRATIVE CHARGE:  $7.50 PER MONTH TO AGE 100; $0 THEREAFTER.

INITIAL SURRENDER CHARGE: $718.00

M&E RISK FACE AMOUNT CHARGE: $9.45 PER MONTH FOR POLICY YEARS 1 TO 10; $0 THEREAFTER. REFER TO CONTRACT FOR DETAILS.

POLICY NUMBER:        VP99999990         OWNER(S):     LELAND STANFORD
POLICY DATE:          JAN 10, 1998       INSURED:      LELAND STANFORD
RISK CLASSIFICATION:  MALE SELECT NONSMOKER        AGE ON POLICY DATE:  35

MONTHLY PAYMENT DATE IS THE 10/th/       INITIAL FACE AMOUNT:     $50,000
DAY OF EACH MONTH

NOTE: IT IS POSSIBLE THAT COVERAGE WILL LAPSE IF THE ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE CHARGES ASSESSED ON A MONTHLY PAYMENT DATE. BECAUSE THE ACCUMULATED VALUE MAY BE BASED ON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT, THE PAYMENT OF INITIAL AND PLANNED PREMIUMS MAY NOT BE ADEQUATE TO GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY DOES NOT REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR ACCUMULATED VALUE.

                                   PAGE 3.0

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

P98-52:        BASIC COVERAGE

               FACE AMOUNT:  $50,000.00
               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  SELECT MALE NONSMOKER

               COVERED PERSON:  LELAND STANFORD

________________________________________________________________________________

R98-ABR:       ACCOUNTING BENEFIT RIDER

               FACE AMOUNT:  $50,000.00
               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  SELECT MALE NONSMOKER

               COVERED PERSON:  LELAND STANFORD

________________________________________________________________________________

R98-ART:       ANNUAL RENEWABLE TERM RIDER

               INITIAL FACE AMOUNT:  $50,000.00
               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  SELECT MALE NONSMOKER

               COVERED PERSON:  LELAND STANFORD

________________________________________________________________________________


R98-SPT:       ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER

               INITIAL FACE AMOUNT:  $50,000.00
               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  FEMALE NONSMOKER

               COVERED PERSON:  MARY STANFORD

________________________________________________________________________________

                                   PAGE 3.1

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

                          ANNUAL RENEWABLE TERM RIDER
                               VARYING SCHEDULE

               FACE AMOUNT:  $50,000.00
               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  SELECT MALE NONSMOKER

               PERSON COVERED:  LELAND STANFORD

    ATTAINED             FACE             ATTAINED            FACE            ATTAINED            FACE
       AGE              AMOUNT              AGE              AMOUNT             AGE              AMOUNT
-------------------------------------------------------------------------------------------------------
       35               $ 50,000             70              $100,000
       36                 50,000             71               100,000
       37                 50,000             72               100,000
       38                 50,000             73               100,000
       39                100,000             74               100,000
       40                100,000             75               100,000
       41                100,000             76               100,000
       42                100,000             77               100,000
       43                100,000             78               100,000
       44                100,000             79               100,000
       45                100,000             80               100,000
       46                100,000             81               100,000
       47                100,000             82               100,000
       48                100,000             83               100,000
       49                100,000             84               100,000
       50                100,000             85               100,000
       51                100,000             86               100,000
       52                100,000             87               100,000
       53                100,000             88               100,000
       54                100,000             89               100,000
       55                100,000             90               100,000
       56                100,000             91               100,000
       57                100,000             92               100,000
       58                100,000             93               100,000
       59                100,000             94               100,000
       60                100,000             95               100,000
       61                100,000             96               100,000
       62                100,000             97               100,000
       63                100,000             98               100,000
       64                100,000             99+              100,000
       65                100,000
       66                100,000
       67                100,000
       68                100,000
       69                100,000

                                   Page 3.2

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                   TABLE OF INSURANCE CHARGES - BASIC POLICY

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO BASIC POLICY COVERING LELAND STANFORD. THE RATES BELOW INCLUDE A 5-YEAR GUARANTEE OF OUR CURRENT RATES AS OF THE ISSUE DATE.


              MONTHLY                      MONTHLY                       MONTHLY                     MONTHLY
  AGE           RATE          AGE           RATE            AGE            RATE           AGE          RATE
-----------------------------------------------------------------------------------------------------------------
   35         0.00005042       60          0.00134998        85           0.01373773
   36         0.00005467       61          0.00147355        86           0.01502185
   37         0.00006246       62          0.00161341        87           0.01635661
   38         0.00006813       63          0.00177217        88           0.01773798
   39         0.00007309       64          0.00194909        89           0.01917199
   40         0.00025202       65          0.00214342        90           0.02067766
   41         0.00027458       66          0.00235100        91           0.02228714
   42         0.00029715       67          0.00257276        92           0.02406347
   43         0.00032307       68          0.00280882        93           0.02611993
   44         0.00034984       69          0.00306532        94           0.02881300
   45         0.00037996       70          0.00335367        95           0.03281758
   46         0.00041093       71          0.00368199        96           0.03964295
   47         0.00044442       72          0.00406029        97           0.05306605
   48         0.00047960       73          0.00449620        98           0.08333300
   49         0.00051898       74          0.00498352        99           0.08333300
   50         0.00056089       75          0.00551331       100           0.00000000
   51         0.00061038       76          0.00607653
   52         0.00066577       77          0.00666569
   53         0.00072875       78          0.00727588
   54         0.00080018       79          0.00792387
   55         0.00087672       80          0.00863521
   56         0.00096005       81          0.00943078
   57         0.00104684       82          0.01033895
   58         0.00113962       83          0.01137350
   59         0.00123925       84          0.01251385

                                   Page 4.0

                             POLICY SPECIFICATIONS

             TABLE OF INSURANCE CHARGES  ACCOUNTING BENEFIT RIDER

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO THE ACCOUNTING BENEFIT RIDER COVERING LELAND STANFORD. THE RATES BELOW INCLUDE A 5-YEAR GUARANTEE OF OUR CURRENT RATES AS OF THE ISSUE DATE.


                  MONTHLY                            MONTHLY                      MONTHLY                        MONTHLY
       AGE         RATE                AGE             RATE            AGE         RATE            AGE             RATE
---------------------------------------------------------------------------------------------------------------------------
-------
    35            0.00005042            60         0.00134998           85       0.01373773
    36            0.00005467            61         0.00147355           86       0.01502185
    37            0.00006246            62         0.00161341           87       0.01635661
    38            0.00006813            63         0.00177217           88       0.01773798
    39            0.00007309            64         0.00194909           89       0.01917199
    40            0.00025202            65         0.00214342           90       0.02067766
    41            0.00027458            66         0.00235100           91       0.02228714
    42            0.00029715            67         0.00257276           92       0.02406347
    43            0.00032307            68         0.00280882           93       0.02611993
    44            0.00034984            69         0.00306532           94       0.02881300
    45            0.00037996            70         0.00335367           95       0.03281758
    46            0.00041093            71         0.00368199           96       0.03964295
    47            0.00044442            72         0.00406029           97       0.05306605
    48            0.00047960            73         0.00449620           98       0.08333300
    49            0.00051898            74         0.00498352           99       0.08333300
    50            0.00056089            75         0.00551331          100       0.00000000
    51            0.00061038            76         0.00607653
    52            0.00066577            77         0.00666569
    53            0.00072875            78         0.00727588
    54            0.00080018            79         0.00792387
    55            0.00087672            80         0.00863521
    56            0.00096005            81         0.00943078
    57            0.00104684            82         0.01033895
    58            0.00113962            83         0.01137350
    59            0.00123925            84         0.01251385

                                   Page 4.1

                             POLICY SPECIFICATIONS

        TABLE OF M&E RISK FACE AMOUNT CHARGES  ACCOUNTING BENEFIT RIDER
--------------------------------------------------------------------------------

M&E RISK FACE AMOUNT CHARGE APPLICABLE TO THE ACCOUNTING BENEFIT RIDER: MONTHLY CHARGE EQUAL TO THE AMOUNTS SHOWN BELOW. REFER TO THE CONTRACT FOR DETAILS.

         POLICY                            M&E RISK
          YEAR                       FACE AMOUNT CHARGE
     -------------------------------------------------------
          1                                $ 0.00
          2                                  3.40
          3                                  6.80
          4                                 10.20
          5                                 13.60
          6                                 17.00
          7                                 20.40
          8                                 23.80
          9                                 27.20
          10                                30.60
          11+                               0.00

                                   Page 4.2

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

            TABLE OF INSURANCE CHARGES  ANNUAL RENEWABLE TERM RIDER

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO THE ANNUAL RENEWABLE TERM RIDER COVERING LELAND STANFORD.

                     MONTHLY                        MONTHLY                       MONTHLY                       MONTHLY
      AGE              RATE                AGE        RATE               AGE        RATE            AGE           RATE
  ---------------------------------------------------------------------------------------------------------------------
      35             0.00017600             60     0.00134998             85     0.01373773
      36             0.00018686             61     0.00147355             86     0.01502185
      37             0.00020022             62     0.00161341             87     0.01635661
      38             0.00021526             63     0.00177217             88     0.01773798
      39             0.00023280             64     0.00194909             89     0.01917199
      40             0.00025202             65     0.00214342             90     0.02067766
      41             0.00027458             66     0.00235100             91     0.02228714
      42             0.00029715             67     0.00257276             92     0.02406347
      43             0.00032307             68     0.00280882             93     0.02611993
      44             0.00034984             69     0.00306532             94     0.02881300
      45             0.00037996             70     0.00335367             95     0.03281758
      46             0.00041093             71     0.00368199             96     0.03964295
      47             0.00044442             72     0.00406029             97     0.05306605
      48             0.00047960             73     0.00449620             98     0.08333300
      49             0.00051898             74     0.00498352             99     0.08333300
      50             0.00056089             75     0.00551331            100     0.00000000
      51             0.00061038             76     0.00607653
      52             0.00066577             77     0.00666569
      53             0.00072875             78     0.00727588
      54             0.00080018             79     0.00792387
      55             0.00087672             80     0.00863521
      56             0.00096005             81     0.00943078
      57             0.00104684             82     0.01033895
      58             0.00113962             83     0.01137350
      59             0.00123925             84     0.01251385

                                   PAGE 4.3

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

           TABLE OF GUARANTEED MAXIMUM M&E RISK FACE AMOUNT CHARGES
                          ANNUAL RENEWABLE TERM RIDER

M&E RISK FACE AMOUNT CHARGE APPLICABLE TO THE ANNUAL RENEWABLE TERM RIDER:
MONTHLY CHARGE EQUAL TO THE AMOUNTS SHOWN BELOW. REFER TO THE CONTRACT FOR DETAILS.


      ATTAINED                 M&E RISK            ATTAINED           M&E RISK           ATTAINED           M&E RISK
        AGE                     CHARGE                AGE              CHARGE               AGE              CHARGE
-------------------------------------------------------------------------------------------------------------------
         35                      $ 9.45                 70              20.65
         36                        9.45                 71              20.65
         37                        9.45                 72              20.65
         38                        9.45                 73              20.65
         39                       20.65                 74              20.65
         40                       20.65                 75              20.65
         41                       20.65                 76              20.65
         42                       20.65                 77              20.65
         43                       20.65                 78              20.65
         44                       20.65                 79              20.65
         45                       20.65                 80              20.65
         46                       20.65                 81              20.65
         47                       20.65                 82              20.65
         48                       20.65                 83              20.65
         49                       20.65                 84              20.65
         50                       20.65                 85              20.65
         51                       20.65                 86              20.65
         52                       20.65                 87              20.65
         53                       20.65                 88              20.65
         54                       20.65                 89              20.65
         55                       20.65                 90              20.65
         56                       20.65                 91              20.65
         57                       20.65                 92              20.65
         58                       20.65                 93              20.65
         59                       20.65                 94              20.65
         60                       20.65                 95              20.65
         61                       20.65                 96              20.65
         62                       20.65                 97              20.65
         63                       20.65                 98              20.65
         64                       20.65                 99              20.65
         65                       20.65                100+              0.00
         66                       20.65
         67                       20.65
         68                       20.65
         69                       20.65

                                   PAGE 4.4

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

   TABLE OF INSURANCE CHARGES - ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO THE ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER COVERING MARY STANFORD.

                      MONTHLY                          MONTHLY                       MONTHLY                       MONTHLY
     AGE               RATE                AGE           RATE                AGE       RATE            AGE           RATE
  ------------------------------------------------------------------------------------------------------------------------
      35            0.00013760             60         0.00079261             85     0.01023158
      36            0.00014679             61         0.00084811             86     0.01147089
      37            0.00015764             62         0.00091795             87     0.01280817
      38            0.00017016             63         0.00100723             88     0.01424663
      39            0.00018519             64         0.00111093             89     0.01579787
      40            0.00020189             65         0.00122404             90     0.01748266
      41            0.00022027             66         0.00134321             91     0.01933505
      42            0.00023948             67         0.00146424             92     0.02141899
      43            0.00025787             68         0.00158372             93     0.02385238
      44            0.00027709             69         0.00171271             94     0.02692636
      45            0.00029715             70         0.00186144             95     0.03131012
      46            0.00031722             71         0.00204194             96     0.03850479
      47            0.00033813             72         0.00226723             97     0.05227571
      48            0.00036155             73         0.00254448             98     0.08333300
      49            0.00038666             74         0.00287245             99     0.08333300
      50            0.00041428             75         0.00324392
      51            0.00044358             76         0.00365336
      52            0.00047625             77         0.00409428
      53            0.00051395             78         0.00456716
      54            0.00055251             79         0.00508570
      55            0.00059276             80         0.00567286
      56            0.00063303             81         0.00635051
      57            0.00067164             82         0.00714053
      58            0.00070859             83         0.00805859
      59            0.00074807             84         0.00909199

                                   PAGE 4.5

                                  DEFINITIONS

In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized to provide emphasis.

AGE - means the Insured's Age to the nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed.

CODE - is the U.S. Internal Revenue Code, and the rules and regulations issued thereunder.

EVIDENCE OF INSURABILITY - is information, including medical information, satisfactory to us that is used to determine insurability and the Insured's risk class.

FACE AMOUNT - is used in determining the death benefit under this policy, including any increases or decreases. The Face Amount is shown in the Policy Specifications.

FIXED OPTIONS - consist of the Fixed Account and the Fixed LT Account.

[FREE LOOK TRANSFER DATE - (for Return of Premium states only): is 15 days after the policy is issued, or if later, the date all requirements necessary to place the policy in force are delivered to the Home Office.]

HOME OFFICE - means our Client Services Department located at 700 Newport Center Drive, Newport Beach, California 92660.

INSURED - is the person insured under this policy. The Insured is shown in the Policy Specifications as the Covered Person.

INVESTMENT OPTIONS - consist of the Variable Accounts and the Fixed Options.

MONTHLY PAYMENT DATE - is the day each month on which certain policy charges are deducted from the Accumulated Value. This day is shown on page 3. The first Monthly Payment Date is the Policy Date.

NET PREMIUM - is the premium we receive reduced by any Premium Load.

PL, WE, OUR, OURS, US AND THE COMPANY - refers to Pacific Life Insurance
Company.

POLICY DATE - is shown on page 3. Policy months, years and anniversaries are measured from this date.

POLICY DEBT - is the Loan Account plus Loan Interest.

SEPARATE ACCOUNT - is the Pacific Select Exec Separate Account, which is a separate account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.

VALUATION DATE - is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Home Office is open.

VALUATION PERIOD - is the period of time between successive Valuation Dates.

VARIABLE ACCOUNT - is a separate account of ours or a subaccount of a separate account of ours in which assets are segregated from assets in our general account or our other separate accounts. Premiums and Accumulated Value under this policy may be allocated to a Variable Account for variable accumulation.

WRITTEN REQUEST - is a request in writing, signed by you, and accepted by us at our Home Office.

YOU, YOUR OR OWNER - refers to the Owner of this policy.


                             OWNER AND BENEFICIARY

OWNER - The Owner of this policy is as shown in the Policy Specifications or in a later Written Request. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship.

ASSIGNMENT - You may assign this policy by Written Request. An assignment will take place only when recorded at our Home Office. When recorded, the assignment will take effect as of the date the Written Request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We will not be responsible for the validity of any assignment.

BENEFICIARY - The beneficiary is named by you in the application to receive the death benefit proceeds. The interest of any beneficiary will be subject to any assignment.

You may make a change of beneficiary by Written Request on a form provided by us while the Insured is living. The change will take place as of the date the request is signed. Any rights created by the change will be subject to any payments made or actions taken by us before the Written Request is received.
You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her consent.

The interest of a beneficiary who does not survive to receive payment will pass to the surviving beneficiaries in proportion to their share in the proceeds, unless otherwise provided. If no beneficiaries survive to receive payment, the death proceeds will pass to the Owner, or the Owner's estate if the Owner does not survive to receive payment.

                                   PREMIUMS

PREMIUMS - This policy will not be in force until the initial premium is paid. The initial premium is payable either at our Home Office or to our agent. Additional premiums, if any, are payable at our Home Office. At your request, a premium receipt signed by one of our officers will be given to you. No premium may be less than $50. Premiums may be paid at any time before the Insured attains Age 100, subject to the premium limitations below.

[INSERT FOR RETURN OF PREMIUM STATES ONLY:

PREMIUM ALLOCATION, BEFORE THE FREE LOOK TRANSFER DATE - Any Net Premium received before the Free Look Transfer Date will be allocated to the Money Market Variable Account on the issue date or, if later, the date the premium is received and accepted by us. On the Free Look Transfer Date, the Accumulated Value in the Money Market Variable Account will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

PREMIUM ALLOCATION, ON OR AFTER THE FREE LOOK TRANSFER DATE - Any Net Premium received by us on or after the Free Look Transfer Date will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.]

[INSERT FOR CASH VALUE STATES ONLY:

PREMIUM ALLOCATION - Allocation of the initial Net Premium will be done on the issue date or, if later, the date the premium is received and accepted by us. Any Net Premiums received before your policy has been placed in force, due to the presence of outstanding requirements, will be allocated to the Money Market Variable Account until the requirements are satisfied. At such time, the Accumulated Value in the Money Market Variable Account will be transferred to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any. Net Premiums received after your policy has been placed in force will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.]

Upon Written Request, you may change the premium allocation. Subsequently, Net Premiums will be allocated to the Investment Options according to your most recent instructions.

PREMIUM LIMITATION - We reserve the right to require evidence of insurability, satisfactory to us, for any premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulated Value.

GUIDELINE PREMIUM LIMITATION - This subsection applies only if you have elected the Guideline Premium Test as the Death Benefit Qualification Test. In order for this policy to be treated as life insurance under the Code, the sum of the premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:

 .    The Guideline Single Premium; or
 .    The sum of the Guideline Level Premiums to the date of payment.

The amounts of the Guideline Premiums are shown on the Policy Specification pages. The Guideline Premiums will change whenever there is a change in the Face Amount of insurance or in other policy benefits. Such Guideline Premium change will be shown in the supplemental schedule of benefits and premiums.

The Guideline Premiums are determined according to the rules applicable to this policy set forth in the Code. The Guideline Premiums will be adjusted to conform to any changes in the Code. In the event that a premium payment would exceed these limits, we reserve the right to refund the excess payment to the Owner. Further, we reserve the right to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance under the Code.

MODIFIED ENDOWMENT CONTRACT (MEC) PREMIUN LIMITATION - In order for this policy to avoid being treated as a MEC, the sum of premiums paid less a portion of any withdrawals may not exceed the 7-Pay limit as defined in the Code. In the event that a premium payment would exceed the 7-Pay limit, we reserve the right to refund the excess payment to you, unless you have previously notified us in writing that such payments may be accepted by us and applied to the policy.


                                 DEATH BENEFIT

DEATH BENEFIT - This policy provides a death benefit on the death of the Insured. The death benefit, Death Benefit Option and the two Death Benefit Qualification Tests are described in this section. On the date of death, the death benefit is calculated as the larger of:

 .    The Guideline Minimum Death Benefit calculated under the Death Benefit
Qualification Test elected; and

 .    The death benefit as calculated under the Death Benefit Option in effect.

DEATH BENEFIT QUALIFICATION TEST - Unless you have elected otherwise, the Death Benefit Qualification Test for this policy is the Guideline Premium Test. The Death Benefit Qualification Test for this policy appears in the Policy Specifications section. The Death Benefit Qualification Test may not be changed for the life of the contract. The two Death Benefit Qualification Tests are explained in this subsection.

1. CASH VALUE ACCUMULATION TEST - The Guideline Minimum Death Benefit will be greater of the amount required for this policy to be deemed "life insurance" according to the Code or 101% of the Accumulated Value. Such required amount will be determined based on the Accumulated Value and the Cash Value Accumulation Test defined in Code Section 7702(b).

2. GUIDELINE PREMIUM TEST - The Guideline Minimum Death Benefit at any time is the Accumulated Value multiplied by the death benefit Percentage shown in the following table:

              Death Benefit                 Death Benefit                 Death Benefit                    Death Benefit
Age            Percentage        Age         Percentage        Age         Percentage          Age          Percentage
0-40            250%             50            185%             60           130%              70              115%
41              243              51            178              61           128               71              113
42              236              52            171              62           126               72              111
43              229              53            164              63           124               73              109
44              222              54            157              64           122               74              107
45              215              55            150              65           120            75-90              105
46              209              56            146              66           119               91              104
47              203              57            142              67           118               92              103
48              197              58            138              68           117               93              102
49              191              59            134              69           116          Over 93              101

We reserve the right to reduce the Guideline Minimum Death Benefit by requiring withdrawals be made in order to maintain the Net Amount at Risk at a level that will not exceed three times the death benefit on the Policy Date.

This policy is intended to qualify as a life insurance contract under the Code for Federal Tax purposes, and the death benefit under this policy is intended to qualify for income tax exclusion under the Code. To that end, the provisions of this policy, including any other rider, benefit or endorsement, are to be interpreted to ensure such tax qualification, notwithstanding any other provisions to the contrary. If at any time the premiums paid under this policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment and any appropriate adjustment in the death benefit shall be made as of such date. This excess amount shall be refunded to you no later than 60 days after the end of the applicable contract year. We shall adjust the excess amount refunded for interest from the date of its payment and for changes in Accumulated Value attributable to the excess amount. If the excess amount is not refunded by then, the death benefit under this policy shall be increased retroactively and prospectively so that at no time is this death benefit ever less than the amount needed to ensure such tax qualification. To the extent that the death benefit as of any time is increased by this provision, appropriate adjustments shall be made retroactively in any cost of insurance or supplemental benefits as of such time that are consistent with such an increase.

MEC RULES - Unless specified otherwise by you in writing, it is intended that this policy will not be treated as a MEC under the Code. To that end, the provisions of this policy, including any other rider, benefit or endorsement, are to be interpreted to prevent the policy from being subject to such treatment, notwithstanding any other provisions to the contrary.

If at any time the premiums or other amounts paid under the policy exceed the limit for avoiding such MEC treatment, unless otherwise specified in writing by you that such MEC treatment is acceptable, such excess amount shall be removed from the policy as of the date of its payment, and any appropriate adjustment in the policy's death benefit shall be made as of such date. This excess amount shall be refunded to you no later than 60 days after the end of the applicable contract year. We shall adjust the excess amount refunded for interest from the date of its payment and for changes in Accumulated Value attributable to the excess amount. If this excess amount is not refunded by then, the death benefit under the policy shall be increased retroactively and prospectively to the minimum amount necessary (e.g., to the end of any test period) so that at no time is this death benefit every less than the amount needed to avoid such MEC treatment. To the extent that the death benefit as of any time is increased by this provision, appropriate adjustments shall be made retroactively or otherwise, in any cost of insurance or supplemental benefits as of such time that are consistent with such an increase.

DEATH BENEFIT OPTIONS - There are three Death Benefit Options, as described in this subsection. You have elected the Death Benefit Option in the application. The Death Benefit Option for this policy appears in the Policy Specifications.

 .    Option A  The death benefit equals the Face Amount.  The death benefit is never less than the Face Amount.

 .    Option B  The death benefit equals the Face Amount plus the Accumulated
Value on the date of death.  The death benefit is never less than the Face
Amount.

 .    Option C  The death benefit is the Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution of the Accumulated Value to the date of death. If the sum of the withdrawals is greater than the sum of the premiums paid, then the death benefit will be less than the Face Amount.

The Death Benefit Option may be changed to Option A or B upon Written Request at a maximum of once per year. Changes to Option C are not permitted. After any such change, the Face Amount will be that amount which results in the death benefit after the change being equal to the death benefit before the change.
The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Home Office.

Unless specified otherwise by you in writing, any request for a Death Benefit Option change will not be processed if the option change would cause the policy to be treated as a MEC under the Code.

DEATH BENEFIT PROCEEDS - The death benefit proceeds are the actual amount payable if the Insured dies while this policy is in force. The death benefit proceeds are equal to the death benefit, as of the date of the Insured's death, less any Policy Debt and less any due and unpaid monthly deductions occurring during a grace period.

We will pay the death benefit proceeds to the beneficiary after we receive, at our Home Office, proof satisfactory to us of the Insured's death and such other information as we may reasonably require. The death benefit proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals and Policy Loans.

FACE AMOUNT CHANGE - Subject to our approval, the Owner may change the Face Amount if such request is made:

 .    during the lifetime of the Insured;
 .    no more often than once in any policy year; and
 .    on your Written Request while this policy is in force.

FACE AMOUNT INCREASE - The effective date of the increased Face Amount will be the first Monthly Payment Date on or following the date all applicable conditions are met. A supplemental schedule of benefits and premiums will be issued. This schedule will include:

 .    the risk class;
 .    the effective date;

 .    the M&E Risk Charges;
 .    the Surrender Charges;
 .    the guaranteed Cost of Insurance Rates;
 .    the amount of the increase and the total Face Amount after the increase;
     and
 .    if the Guideline Premium Test is used, the new Guideline Premiums.

An increase in Face Amount will be allowed only if it results in a death benefit increase no less than our minimum limit in effect on the date of the request.

We reserve the right to charge a fee not to exceed $100 for each increase. Any such fee will be deducted from the Accumulated Value of the Fixed and the Variable Accounts in the proportion that each bears to the Accumulated Value less Policy Debt on the effective date of the increase.

FACE AMOUNT DECREASE - The effective date of the decreased Face Amount will be the first Monthly Payment Date on or following the date we receive the Written Request. Existing insurance will be decreased or eliminated in the following order:

 .    first, the most recent increase;
 .    second, the next most recent increases successively; and
 .    finally, the original Face Amount.

A supplemental schedule of benefits and premiums will be issued. This schedule will include the following information:

 .    the effective date of the decreased Face Amount;
 .    the amount of the decrease and the decreased Face Amount; and
 .    if the Death Benefit Qualification is the Guideline Premium Test, the new
     Guideline Premiums.

If the Guideline Premium Test has been elected as the Death Benefit Qualification Test, the request for a decrease in the Face Amount will be subject to the Guideline Premiums Limitation as defined in the Code. This may result in a refund of premiums and/or the distribution of Accumulated Value in order to maintain compliance with such limitations. Such request will not be allowed if the resulting Guideline Premiums could cause an amount greater than the Net Cash Surrender Value to be distributed from the policy.

Unless specified otherwise by you in writing, no request for a face amount decrease will be processed if the decrease would cause the policy to be treated as a MEC under the Code.


                               ACCUMULATED VALUE

ACCUMULATED VALUE - is the sum of the Fixed Accumulated Value plus the Variable Accumulated Value plus the Loan Account and any interest credited to it.

FIXED ACCUMULATED VALUE - The Fixed Accumulated Value is the sum of the Accumulated Value in each Fixed Option as of the last Valuation Period.

This subsection describes how we calculate the Accumulated Value in each Fixed Option. We credit interest on a daily basis using a 365-day year and at a rate not less than an annual effective rate of 3.00%. At our discretion, we may credit a higher rate of interest. The Accumulated Value for each Fixed Option on any date is the following, including interest on each:

 .    the Accumulated Value for the Fixed Option on the prior Monthly Payment
     Date;
 .    plus the amount of any Net Premium received and allocated to the Fixed
     Option since the last Monthly Payment Date;

 .    plus the amount of any transfer to the Fixed Option, including transfers from the Loan Account, since the last Monthly Payment Date;
 .    minus the monthly deduction and other deductions due, if any, and assessed against the Fixed Option; and
 .    minus the amount of any withdrawals, or transfers from the Fixed Option, including transfers to the Loan Account, since the last Monthly Payment
     Date.

VARIABLE ACCUMULATED VALUE - The Variable Accumulated Value is the sum of the Accumulated Value in each Variable Account.

This subsection describes how we calculate the Accumulated Value in each of the Variable Accounts. Assets in each Variable Account are divided into Accumulation Units, which are a measure of value used for bookkeeping purposes. We credit your policy with Accumulation Units in each Variable Account as a result of:

 .    the amount of any Net Premium received and allocated to the Variable
     Account; and
 .    transfers of Accumulated Value to the Variable Account, including transfers from the Loan Account.

We debit Accumulation Units in each Variable Account as a result of:

 .    transfers from the Variable Account, including transfers to the Loan
     Account;
 .    Surrenders and withdrawals from the Variable Account; and
 .    the monthly deduction and other deductions due, if any, and assessed against the Variable Account.

To determine the number of Accumulation Units debited or credited for a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.

To determine your Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.

The Unit Value of each Variable Account initially was $10. The Unit Value of each Variable Account is determined on each Valuation Date. To calculate the Unit Value of a Variable Account on any Valuation Date, we adjust the Unit Value from the previous Valuation Date for a number of factors, including:

 .    any dividends or distributions paid to the Variable Account;
 .    the investment performance of the Variable Account, which is based on the investment performance of the corresponding portfolio and includes expenses related to the portfolio's management;
 .    charges, if any, that may be assessed by us for income taxes attributable to the operation of the Variable Account.

LOAN ACCOUNT - The Loan Account is the amount set aside to secure Policy Debt. The amount in the Loan Account on any date is the following, including interest on each:

 .    the amount in the Loan Account on the prior anniversary;
 .    plus any loan taken since the prior anniversary; and
 .    minus any loan amount repaid since the prior anniversary.

We will credit interest to the Loan Account on a daily basis using a 365-day year and at a rate equivalent to an annual effective rate of 3.00%. On each policy anniversary, any interest earned and held in the Loan Account will be transferred to the Investment Options in accordance with your most recent premium allocation instructions.

MONTHLY DEDUCTION - A Monthly Deduction for a policy month is due on each Monthly Payment Date and is equal to the sum of the following items:

 .    the monthly Cost of Insurance Charge;
 .    the M&E Risk Charge;
 .    the Administrative Charge, if any; and
 .    rider charges, if any.

Unless you have made a Written Request to the contrary, the Monthly Deduction will be charged proportionately to the Accumulated Value in each Variable Account and each Fixed Option on the Monthly Payment Date.

COST OF INSURANCE CHARGE - Beginning on the Policy Date and monthly thereafter, there will be a charge equal to the Cost of Insurance applicable to the following:

 .    the initial Face Amount; plus
 .    each increase in the Face Amount.

The monthly Cost of Insurance Charge for the death benefit payable under this policy, is (1) multiplied by (2), where:

     (1) is the applicable monthly Cost of Insurance Rate; and
     (2) is the Net Amount at Risk.

NET AMOUNT AT RISK - The Net Amount at Risk is equal to the death benefit as of the most recent Monthly Payment Date divided by 1.002466, then reduced by the Accumulated Value at the beginning of the policy month before the Monthly Deduction is due.

If there have been increases of Face Amount, then the Net Amount at Risk will be proportionately allocated to each increase according to the Face Amount of each increase in force as of the Monthly Payment Date.

COST OF INSURANCE RATES - The Cost of Insurance Rates are based on a number of factors, including the Insured's Age, gender, risk classification, and the policy duration. The current monthly Cost of Insurance Rates will be determined by us. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in the Policy Specifications. Any changes in the Cost of Insurance Rates will apply uniformly to all members of the same class.

M&E RISK CHARGE - The Mortality and Expense Risk Charge (M&E Risk Charge) is to compensate us for the risk we assume that mortality, expenses and other costs of providing your policy will be greater than estimated. Beginning on the Policy Date and monthly thereafter, the M&E Risk Charge will be the sum of the M&E Risk Asset Charge and the M&E Risk Face Amount Charge. These are calculated as follows:

The M&E Risk Asset Charge is applied to the unloaned Accumulated Value as of the Monthly Payment Date, but only until the Insured's Age 100, as follows: A charge of 0.000375 (0.45% annually) applied to the first $25,000 of unloaned Accumulated Value plus a charge of 0.000042 (0.05% annually) applied to the unloaned Accumulated Value above $25,000.

The M&E Risk Face Amount Charge is the amount shown in the Policy Specifications, and is based on the Face Amount at policy issue. If there have been increases in the Face Amount, each increase will have a corresponding M&E Risk Face Amount Charge related to the amount of the increase. These charges will be specified in the supplemental schedule of benefits at the time of the increase.

ADMINISTRATIVE CHARGE - Beginning on the Policy Date and monthly thereafter, there will be an Administrative Charge against the Accumulated Value. The amount of this charge will equal the amount shown in the Policy Specifications.

PREMIUM LOAD - A Premium Load will be charged each time that a premium is paid to cover certain state premium and Federal tax and certain sales and distribution costs. The Premium Load will equal the premium paid multiplied by the Premium Load rate shown in the Policy Specifications. The Premium Load associated with each premium will be immediately deducted from the premium paid. We reserve the right to increase the Premium Load with respect to the charge for state premium tax and/or for Federal tax. We will only increase the Premium Load if the effective tax paid by us increases. We will notify you of any such change.

OTHER TAXES - In addition to the charges imposed under Premium Load and elsewhere, we reserve the right to make a charge for Federal, state or local taxes that may be attributable to the Variable Accounts or to our operations with respect to this policy if we incur any such taxes.

GRACE PERIOD AND LAPSE - If the Accumulated Value less Policy Debt on a Monthly Payment Date is not sufficient to cover the current monthly deduction, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force.

At the start of the grace period, we will send notice to you at your last known address and to any assignee of record. The grace period will end 61 days after we mail you the notice. The notice will state the due date and the amount of premium required for your policy to remain in force. A minimum of three times the monthly deduction due when the insufficiency occurred, plus Premium Load, must be paid. Premiums we receive during the grace period will be applied to your policy according to your most recent premium allocation instructions.
There is no penalty for paying a premium during the grace period. Your policy will remain in force during the grace period. If sufficient premium is not paid by the end of the grace period, a lapse will occur. We will send you and any assignee of record a notice 30 days prior to lapse. Upon lapse, the policy will terminate with no value.

REINSTATEMENT - If it has not been surrendered, this policy may be reinstated not more than five years after the end of the grace period. To reinstate this policy you must provide us with the following:

 .    a written application;
 .    evidence of insurability satisfactory to us;
 .    payment of sufficient premium to cover all monthly deductions that were due and unpaid during the grace period; plus
 .    payment of sufficient premium to keep the policy in force for three months after the date of reinstatement.

The effective date of the reinstated policy will be the first Monthly Payment Date on or following the date we approve your reinstatement application. When this policy is reinstated, the Accumulated Value will be equal to the Accumulated Value on the date of lapse subject to the following. If the policy is reinstated after the first Monthly Payment Date following lapse, the Accumulated Value will be reduced by the amount of any Policy Debt on the date of reinstatement. If the policy is reinstated on the first Monthly Payment Date following lapse, any Policy Debt on the date of lapse will also be reinstated, with the corresponding portion of the Accumulated Value allocated to the Loan Account as described in the Policy Loan provision.


                                   TRANSFERS

TRANSFERS - After your initial Net Premium has been allocated according to your instructions and while your policy is in force, you may, upon Written Request, transfer your Accumulated Value, or a part of it, among the Investment Options as provided in this section. No transfer may be made if the policy is in a grace period and the required premium has not been paid.

Transfers from the Variable Accounts to the Fixed Options may be made only during the policy month preceding each policy anniversary.

Transfers from the Fixed Account: One transfer from the Fixed Account may be made in any twelve-month period. Transfers from the Fixed Account will be limited to the greater of $5,000 or 25% of the Accumulated Value in the Fixed Account.

Transfers from the Fixed LT Account: One transfer from the Fixed LT Account may be made in any twelve month period. Transfers from the Fixed LT Account will be limited to the greater of $5,000 or 10% of the Accumulated Value in the Fixed LT Account.

Allocations into the Fixed LT Account: We reserve the right to limit the amount allocated to the Fixed LT Account to $1,000,000 during the most recent 12 months for all policies owned by you. Allocations include Net Premium payments, transfers and loan repayments. Any excess over $1,000,000 will be transferred to your other Investment Options relative to your most recent instructions. We may increase the $1,000,000 limit at any time at our sole discretion. You may contact us to find out if a higher limit is in effect.

No charges are currently imposed upon a transfer. We reserve the right to limit the size of transfers to an amount to be at least $500; to limit the frequency of transfers, but not less than once per quarter; to limit the remaining balance in any account to be at least $500; and to assess a charge for transfers not to exceed $50 per transfer.


                      SURRENDER AND WITHDRAWAL OF VALUES

SURRENDER - Upon Written Request while the Insured is living you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the request is received.

NET CASH SURRENDER VALUE - The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.

CASH SURRENDER VALUE - The Cash Surrender Value is the Accumulated Value less any Surrender Charge.

SURRENDER CHARGES - A Surrender Charge will be deducted from the Accumulated Value upon surrender of the policy. The Surrender Charge is needed to help pay for costs such as underwriting, policy issue and sales and distribution costs. The initial Surrender Charge is equal to the amount shown on the policy specification pages. This will remain level for the first policy year and then will decrease by 0.9259% per month to zero at the 120/th/ month.

If there have been increases in the Face Amount, each increase will have a corresponding Surrender Charge related to the amount of the increase. These charges will be specified in the supplemental schedule of benefits at the time of the increase. If there have been decreases in the Face Amount, including decreases in Face Amount due to withdrawals, the Surrender Charges as provided in the preceding paragraph will be unchanged.

WITHDRAWALS - Upon Written Request on or after the first policy anniversary while the Insured is living, you may withdraw a portion of the Net Cash Surrender Value of this policy. We will deduct a withdrawal fee of $25 from the Accumulated Value for each withdrawal. The withdrawal fee will be deducted from the Investment Options in the same proportion as the withdrawal.

Withdrawals will be subject to the following conditions: The amount of each withdrawal must be at least $200 and the Net Cash Surrender Value remaining after each withdrawal must be at least $500. Also, if there is any Policy Debt at the time of each withdrawal, the amount of the withdrawal is limited to the excess, if any, of the Cash Surrender Value immediately prior to the withdrawal over the result of the Policy Debt divided by 90%.

The amount of each withdrawal will be allocated proportionately to the Accumulated Value in the Investment Options unless you request otherwise. If the Insured dies after the request for a withdrawal is sent to us and prior to the withdrawal being effected, the amount of the withdrawal will be deducted from the death benefit proceeds, which will be determined without taking the withdrawal into account. Unless you request otherwise, no withdrawal will be processed if the withdrawal would cause the policy to be treated as a MEC.

A withdrawal will affect death benefit, depending on the Death Benefit Option you have chosen: If your policy's death benefit is greater than the Guideline Minimum Death Benefit, then the withdrawal will reduce the death benefit by the amount of the withdrawal. However, if your policy's death benefit is equal to the Guideline Minimum Death Benefit, the withdrawal may cause the death benefit to decrease by an amount greater than the amount of the withdrawal. For Death Benefit Option C, if the sum of the withdrawals and other distributions from the policy is greater than the premiums, the death benefit will be less than the Face Amount.

Withdrawals may also affect the Face Amount. A withdrawal will reduce the Face Amount, but only for policies having Death Benefit Option A. In such case, a withdrawal in excess of the difference between the Guideline Minimum Death Benefit and the Face Amount will reduce the Face Amount by the amount of the excess. However, for the first withdrawal from a Death Benefit Option A policy in each of the first 15 policy years, the Face Amount will be reduced only to the extent that the withdrawal exceeds 10% of the premiums paid.


                       TIMING OF PAYMENTS AND TRANSFERS

VARIABLE ACCOUNTS - We will pay death benefit proceeds, Net Cash Surrender Value on surrender, withdrawals, and loans based on allocations made to the Variable Accounts, and will effect a transfer between Variable Accounts or from a Variable Account to a Fixed Option within seven days after we receive all the information needed to process the payment.

However, we may postpone the calculation, payment or transfer of any amounts that are based on the investment performance of the Variable Accounts, if:

 .    the New York Stock Exchange is closed on other than normal weekend and holiday closings; or
 .    trading on the New York Stock Exchange is restricted as determined by the
     Securities and Exchange Commission (SEC); or
 .    an emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Account assets or to dispose of Account securities; or
 .    The SEC by order permits postponement for the protection of securities owners.

FIXED OPTIONS - We may defer payment of any Net Cash Surrender Value, withdrawals or loan amounts or defer transfers from either Fixed Option for up to six months after we receive your request. We will allow interest, at a rate of at least 3% annually, on any Net Cash Surrender Value or withdrawal benefit derived from a Fixed Option if we defer payment for 30 days or more.


                                INCOME BENEFITS

INCOME BENEFITS - Surrender or withdrawal benefits may be used to buy a lifetime monthly income as long as the monthly income is at least $100. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. The monthly income will automatically be guaranteed to continue for at least ten years, unless another form of payment is requested. Under the automatic form of payment, if the income recipient dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated by the income recipient in writing.

The purchase rates for the monthly income will be set periodically by the Company. However, under the automatic form, the monthly income bought by each $1,000 of benefit amount will always be at least as large as that shown below.

                  Monthly                Monthly                 Monthly                 Monthly                 Monthly
  Age             Income      Age        Income       Age        Income       Age        Income       Age        Income
  0-30            3.09        40          3.37        50          3.81        60          4.54        70          5.78
   32             3.14        42          3.44        52          3.93        62          4.73        72          6.11
   34             3.19        44          3.52        54          4.06        64          4.95        74          6.48
   36             3.24        46          3.61        56          4.20        66          5.20        75+         6.67
   38             3.30        48          3.71        58          4.36        68          5.47

Monthly income amount for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on the Annuity 2000 table with interest at 3.00%. This benefit is not available if the income would be less than $100 a month. We may require evidence of survival for incomes that last more than ten years.

OTHER INCOME OPTIONS - Surrender, withdrawal or death benefits may be used under any other payment plans that we make available at that time.


                                 POLICY LOANS

POLICY LOANS - You may obtain loans by Written Request after the Free Look Period, on the sole security of the Loan Account of this policy.

LOAN AMOUNT AVAILABLE - The amount available for a loan is equal to 90% of Accumulated Value less any Policy Debt and also less any Surrender Charges that would be imposed if the policy were surrendered on the date the loan is taken or, if greater, the Accumulated Value less Policy Debt less 12 times the most recent monthly deduction. The amount of a loan must be at least $200.

LOAN INTEREST - Interest will accrue daily and is payable in arrears at the annual rate of 3.25%. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest.

LOAN ACCOUNT - When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Investment Options into the Loan Account to secure the loan. Unless you request otherwise, loan amounts will be deducted from the Variable Accounts and the Fixed Options on a pro rata basis, up to the amount available. We will credit interest to the Loan Account as described in the Accumulated Value section.

On each policy anniversary, if the amount in the Loan Account exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent instructions. If Policy Debt exceeds the amount in the Loan Account, an amount equal to such excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.

LOAN REPAYMENT - Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Investment Options according to your most recent instructions. We reserve the right to first transfer repayments from the Loan Account to each Fixed

Option up to the amount that was originally borrowed. Any excess over such amount will be transferred to the Variable Accounts relative to your most recent instructions.

Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us in writing it is a premium payment.


                          SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT - We established the Separate Account and maintain it under the laws of California. The Separate Account is divided into subaccounts, called Variable Accounts. Realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains, or losses. Assets may be put in our Separate Account to support this policy and other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.

VARIABLE ACCOUNTS - Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations, are shown in the Policy Specifications. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

 .    change or add designated investment companies;
 .    add, remove or combine Variable Accounts;
 .    add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;
 .    register or deregister any Variable Account under the Investment Company
     Act of 1940;
 .    change the classification of any Variable Account;
 .    operate any Variable Account as a managed investment company or as a unit investment trust;
 .    combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliate;
 .    transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliate;
 .    run any Variable Account under the direction of a committee, board, or other group;
 .    restrict or eliminate any voting rights of policy Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;
 .    change the allocations permitted under the policy;
 .    terminate and liquidate any Variable Account; and
 .    make any other change needed to comply with law.

If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change.

Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner in the state of California and without following filing and other procedures established by insurance regulators of the state of issue.


                            SUBSTITUTION OF INSURED

BENEFIT- Subject to our approval, you may request a substitution of the Insured under this policy for a new Insured after the first policy year. We will require the following before we substitute the Insured:

 .    The new Insured must submit evidence of insurability satisfactory to us.
 .    You must submit a written application for the substitution.

We may adjust the Face Amount, Accumulated Value, Surrender Charge, and any policy fees and charges to reflect the new Insured. A revised schedule of benefits will be sent to you outlining the benefits for the new Insured. Riders on the new Insured will be added only with our consent and subject to our requirements for those riders.

If approved, the substitution will be effective on the next Monthly Payment Date on or next following our approval.


                              GENERAL PROVISIONS

ENTIRE CONTRACT - This policy is a contract between you and us. This policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications to change the policy, any endorsements, benefits, or riders, and all additional policy information sections added to this policy are the entire contract. Only an authorized officer is permitted to change this contract or extend the time for paying premiums. Any such change must be in writing.

All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an application.

INCONTESTABILITY - Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time periods:

 .    The initial Face Amount cannot be contested after the policy has been in force during the Insured's lifetime for two years from the Policy Date; and
 .    An increase in the Face Amount cannot be contested after the increased amount has been in force during the Insured's lifetime for two years from its effective date.

If this policy has been reinstated, it cannot be contested after it has been in force during the Insured's lifetime for two years from the date of reinstatement. Except for failure to pay premiums, in no event will we contest this policy after reinstatement unless there is a material misrepresentation in the reinstatement application.

NON-PARTICIPATING - This policy will not share in any of our surplus earnings.

JUVENILE INSURED - If an Insured's Age on the Policy Date is less than 20, the Insured may apply for Nonsmoker risk status on attaining Age 20. This option must be requested in writing and accompanied by satisfactory evidence of nonsmoking.

SUICIDE EXCLUSION - If the Insured dies by suicide, while sane or insane, within two years of the Policy Date, no death benefit proceeds will be paid. Instead, we will return the sum of the premiums paid, less the sum of any Policy Debt and withdrawals.

If the Insured dies by suicide, while sane or insane, within two years of the effective date of any increase in the Face Amount, no benefit will be paid with respect to such increase. Instead, we will refund the Cost of Insurance Charges made with respect to that increase.

MISSTATEMENT - If the Insured's Age or sex is misstated in the application, the amount of the death benefit shall be the greater of that which would be purchased by the most recent Cost of Insurance Charge at the correct Age and sex, or the Guideline Minimum Death Benefit for the correct Age and sex.

If the Insured's Age or sex is misstated in the application, the Accumulated Value will be modified by recalculating all prior Cost of Insurance charges and other monthly deductions based on the correct Age and sex.

REPORTS - A report will be mailed to you at the end of each policy quarter to your last known address. This report will include the following information for the policy quarter:

 .    the Accumulated Value;
 .    the Cash Surrender Value;
 .    the current death benefit;
 .    any Surrender Charges;
 .    any existing Policy Debt;
 .    transactions that occurred during the policy quarter;
 .    changes in the Guideline Premiums, if applicable; and
 .    any information required by law.

In addition to the above reports, an annual report will also be mailed to you. The report will contain financial statements for the Separate Account and the designated investment company or companies in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940. We will also send any other reports as required by Federal securities law.

POLICY ILLUSTRATIONS - Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee not to exceed $25 per request for this service. Illustrated benefits that are not guaranteed, such as benefits based on the current cost factor assumptions, will vary depending upon a number of factors, including but not limited to, changes in future investment performance.

BASIS OF VALUES - A detailed statement showing how values are determined has been filed with the state insurance department. All values are at least equal to the minimums required by the law of the state in which this policy is delivered, based on the Commissioner's 1980 Standard Ordinary Mortality Table and interest at the rate of 3%, except for unisex issues which are based on the 1980 CSO Table B and interest at the rate of 3%.

OWNERSHIP OF ASSETS - We have the exclusive and absolute control of our assets, including all assets in the Separate Account.

COMPLIANCE - We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any Federal or state statute, rule, or regulation, including but not limited to requirements for life insurance contracts under the Code or any state.

We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which this policy is delivered. You have the right to refuse any such change.

                                     INDEX

Accumulated Value                        10
Administrative Charge                    13
Age                                       5
Assignment                                6
Basis of Values                          19
Beneficiary                               6
Cash Surrender Value                     14
Cash Value Accumulation Test              8
Code                                      5
Compliance                               20
Cost of Insurance Charge                 12
Cost of Insurance Rates                  12
Death Benefit                             7
Death Benefit Options                     9
Death Benefit Proceeds                    9
Death Benefit Qualification Test          8
Entire Contract                          18
Evidence of Insurability                  5
Face Amount                               5
Face Amount Change                        9
Face Amount Decrease                     10
Face Amount Increase                     10
Fixed Accumulated Value                  10
Fixed Options                         5, 15
Free Look Transfer Date                   5
Grace Period                             13
Guideline Premium Limitation              7
Guideline Premium Test                    8
Home Office                               5
Income Benefits                          16
Incontestability                         18
Insured                                   5
Investment Options                        5
Juvenile Insured                         19
Lapse                                    13
Loan Account                         11, 16
Loan Amount Available                    16
Loan Interest                            16
Loan Repayment                           17
M&E Risk Charge                          12
MEC                                       7
MEC Premium Limitation                    7
MEC Rules                                 8
Misstatement                             19
Modified Endowment Contract               7
Monthly Deduction                        12
Monthly Payment Date                      5
Mortality and Expense Risk Charge        12
Net Amount at Risk                       12
Net Cash Surrender Value                 14
Net Premium                               5
Non-Participating                        18
Owner                                     6
Policy Date                               5
Policy Debt                               5
Policy Illustrations                     19
Policy Loans                             16
Premium Allocation                        6
Premium Limitation                        7
Premium Load                             13
Premiums                                  6
Reinstatement                            13
Reports                                  19
Separate Account                      5, 17
Suicide Exclusion                        19
Surrender                                14
Surrender Charges                        14
Transfers                                14
Valuation Date                            5
Valuation Period                          5
Variable Account                      6, 17
Variable Accumulated Value               11
Withdrawals                              15
Written Request                           6

    [LOGO APPEARS HERE]

     PACIFIC LIFE
     INSURANCE COMPANY
     700 Newport Center Drive
     NEWPORT BEACH, CA 92660
=================================================================

     FLEXIBLE
     PREMIUM
     VARIABLE LIFE
     INSURANCE
     POLICY


 .      ADJUSTABLE FACE AMOUNT
 .      BENEFITS VARY BASED ON INVESTMENT EXPERIENCE
 .      NON-PARTICIPATING

                                 (BACK COVER)